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                                                                   EXHIBIT 10.40

                             ROSS TECHNOLOGY, INC.

                              April 12, 1997


Mr. Frank A. Baffi


Dear Mr. Baffi:

I am pleased to offer you employment with ROSS Technology, Inc. (the "Company") at a bi-weekly salary of $6,538.46. Your position will be that of Vice President
- Sales, reporting to the Chief Executive Officer ("CEO").

You will be eligible to participate in the Company's Employee Stock Option and Restricted Stock Purchase Plan 2.0 ("Plan 2.0"), with a vesting date that will commence with your start date. We will recommend that a total of 150,000 non-qualified stock options (the "Stock Options") be allocated to you. This grant is subject to the approval of the Company's Board of Directors and its shareholders. Under Plan 2.0, the exercise price is based on the stock price as of the first day of your employment. In the most recent vesting schedule, twenty-five percent (25%) of the stock options vest at the completion of the first year of employment ("cliff vesting"), and the remainder vest ratably on a monthly basis over the next three year period. Any changes in grant type or vesting schedule that is approved by the Board of Directors and shareholders will apply to this grant.

In the event of a Change of Control of the Company, as defined in Attachment A, or sale of all or substantially all of the Company's assets, it is the intention and expectation that your remaining unvested Stock Options shall vest in full immediately. The wording of Attachment A will appear in the agreement you will receive after final approval of this grant.

You will be eligible for a sales commission plan equal to up to 100% of your base salary. The requirements for this commission plan, including dates and qualifying events, will be determined, with your participation, by the CEO and the Human Resources Committee of the Board of Directors. The payout as a percentage of the full 100% plan for FY98 is as described in Attachment B hereto. Your base salary will be subject to merit review during the Company's merit review cycle. An automobile allowance of $600 per month will be provided. The Company's standard vacation accrual, holiday schedule and benefits program will apply to this offer.

In the event that the Company terminates your employment without cause, the Company agrees to accelerate the vesting of unvested Stock Options twelve (12) months and will continue to pay your salary for a period of twelve (12) months following the date of your termination. Additionally, during that same twelve
(12) month period, the Company will pay for COBRA insurance coverage for you and your family, until such time as you obtain insurance coverage through other employment. The items described in this paragraph will comprise your severance benefit and the Company's entire obligation to you in the event of a termination without cause.

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A twelve (12) month acceleration of the vesting of unvested Stock Options will occur if you continue to be employed by the Company but, without your agreement,
(a) your job is located outside the general area of Austin, Texas causing you to have to move your family, or (b) you no longer report directly to the CEO or President of the Company, or (c) you are no longer the most senior corporate executive whose principal responsibility is the management and direction of the sales function. (A change in the CEO or President of the Company or a change or reorganization of the Company's sales or marketing functions will not in itself be cause to accelerate vesting of unvested Stock Options.)

Enclosed is a second copy of your offer. Please sign and initial where indicated and return the copy to me. This offer is valid through April 17, 1997. Your start date, should you accept this offer, will be Monday, April 28, 1997. You may also fax your confirmation to 512-436-2145, attention: Mr. Thomas Seuthe. If you have any questions, or need to reschedule your start date, please feel free to call Mr. Seuthe at his office number (512) 436-2128.

This offer sets forth our complete agreement and supersedes all prior communications and agreements, oral or written, concerning your employment.

Sincerely,


James T. Tramel
Director - Human Resources


            I accept the above offer:  /s/ Frank A. Baffi          4/17/1997
                                     -----------------------------------------
                                              Signature               Date



                                       -2-

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                                  ATTACHMENT A

      3.1.4 In the event of a Change of Control of the Company (as defined below) or the sale of all or substantially all of the Company's assets, this Option shall vest in full immediately, notwithstanding the foregoing provisions of this Section 3. A "Change of Control of the Company" will be deemed to have occurred if (a) there has been a change in the identity of more than one half of members the Board of Directors over any six-month period (excluding any changes in Board members which are the result of one or more redesignations by Fujitsu Limited, a Japanese corporation or Sun Microsystems, Inc., a Delaware corporation, with respect to the individuals which represent them on the Board), or (b) the Company within any twelve-month period ceases to own more than one half of its gross assets (measured at the commencement of such period) by virtue of one or more bulk transfers of its assets (it being understood that sales or licensing of inventory in the normal course of the Company's business shall not constitute a "bulk transfer" for this purpose).


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                               ATTACHMENT B

                          FY98 COMPENSATION PLAN
                                    FOR
                              FRANK A. BAFFI


The commission schedule will be constructed with a minimum payout in May, 1997 of $38,250.00 for the balance of the first quarter of FY98 and the same amount in July, 1997 for the full second quarter of FY98. Commission amounts paid after the second quarter of FY98 will not be subject to any minimum, and will be based on cumulative fiscal year-to-date performance, and will take into account the cumulative commissions paid for the fiscal year to date, including the minimum commissions paid for the first and second quarters. The total commission schedule will follow the curve as shown in the chart below, which allows up to a maximum of $170,000.00 in total commissions (including the minimum commissions payable for the first and second quarters) for the approximate eleven months remaining in FY98.

                               PERFORMANCE GRAPH


         (Performance to Plan (%), Payment as a Percent of Base Salary)


              (60,0)
              (70,55)
              (80,80)
              (90,90)
             (100,100)